Exhibit 99.8

JEFFERIES FINANCE LLC

520 Madison Avenue

New York, New York 10022

December 19, 2012

COMMITMENT LETTER

GETCO Holding Company, LLC

350 N. Orleans Street

3rd Floor South

Chicago, IL 60654

Attention: John McCarthy

Re:	Project Janus

Ladies and Gentlemen:

GETCO Holding Company, LLC (“you” and, together with your subsidiaries, the “Acquiror Business”) has advised Jefferies Finance LLC (“Jefferies Finance”, “we” or “us”) that you intend to consummate a transaction pursuant to which (i) a company previously identified to us as “Janus” (the “Target” and, together with its subsidiaries and Holdco (as defined below), the “Target Business”) or Holdco would acquire (the “Acquisition”) all of your issued and outstanding membership interests from your existing members and (ii) concurrently with the consummation of the Acquisition, you and the Target would refinance (the “Refinancing”) (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being released) the existing debt of the Acquiror Business and the Target Business set forth in Section 3 of Exhibit D hereto (collectively, the “Existing Debt”). We understand that (i) immediately prior to the Acquisition, the Target will complete a holding company reorganization (the “Reorganization”) pursuant to which the Target will become a wholly-owned, direct subsidiary of a newly formed domestic holding company (“Holdco”) and all of the existing shareholders of the Target will become shareholders of Holdco and (ii) the Acquisition will be effected by means of a reverse merger pursuant to which a newly formed wholly owned subsidiary of Holdco would merge with and into you and you would thereby become a wholly owned domestic subsidiary of Holdco. Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

You have advised us that the total purchase price for the Acquisition and the total amount needed to effect the Refinancing and the payment of all of the fees, commissions and expenses related to the Transactions (as defined below) will be financed from the following sources:

(i) no borrowings under a $20.0 million senior secured first lien revolving credit facility having the terms set forth in Exhibit A hereto (the “Revolving Credit Facility”) (other than to fund any required original issue discount or upfront fees payable pursuant to the “market flex” provisions of the Fee Letter (as hereinafter defined)),

(ii) $450.0 million of borrowings under a senior secured first lien term loan facility having the terms set forth in Exhibit A hereto (the “First Lien Term Loan Facility” and, together with the Revolving Credit Facility, the “First Lien Credit Facilities”); provided the aggregate principal amount of the First Lien Term Loan Facility shall be reduced on the Closing Date (as defined in Exhibit A hereto) on a dollar-for-dollar basis by an amount equal to the cash proceeds of each Special Tax Reimbursement received on or prior to the Closing Date; and provided, further, that the aggregate principal amount of the First Lien Term Loan Facility and the Second Lien Bridge Facility (or the Second Lien Notes (as defined below), as applicable) shall be reduced on the Closing Date on a dollar-for-dollar basis by an amount equal to the allocable portion of the cash purchase price in respect of any shares of Holdco not elected to be paid for in cash pursuant to the Acquisition (and with the allocation of any such reduction to be applied to reduce the First Lien Term Loan Facility and the Second Lien Bridge Loan Facility (or the Second Lien Notes, as applicable) to be pro rata based on the relative amounts thereof),

(iii) the issuance and sale (the “Notes Offering”) of second lien Senior Secured Notes (the “Second Lien Notes”) yielding gross proceeds of $550.0 million (or, if the offering of the Second Lien Notes is not consummated prior to, or concurrently with, the Acquisition, the drawdown of second lien senior secured increasing rate loans (the “Bridge Loans”) under a senior Second Lien Bridge Loan Facility having the terms set forth in Exhibits B and C hereto (the “Second Lien Bridge Loan Facility” and, together with the First Lien Credit Facilities, the “Facilities”) in an aggregate principal amount of $550.0 million); provided the aggregate principal amount of the Second Lien Bridge Loan Facility (or the Second Lien Notes, as applicable) shall be reduced in accordance with the second proviso of preceding clause (ii),

(iv) (x) the issuance by Holdco of shares of its common stock to your existing shareholders as consideration for the Acquisition and (y) the issuance by Holdco of shares of its common stock and the payment of cash in each case to the Target’s existing shareholders as consideration for the Acquisition (collectively, the “Acquisition Payment”),

(v) not more than $242.0 million of cash from the combined balance sheet of the Acquiror Business and the Target Business, and

(vi) the contribution in cash to your common equity of at least $55.0 million by certain of your existing members (the “Equity Financing”).

The transactions described in clauses (i) through (iii) above are referred to as the “Debt Financing” and, together with the Acquisition, the Refinancing, the Reorganization, the Acquisition Payment and the Equity Financing and the payment of all related fees, commissions and expenses are collectively referred to herein as the “Transactions.” The Acquiror Business and the Target Business are collectively referred to herein as the “Company.” As used in this Commitment Letter and the other Debt Financing Letters (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1. The Commitments.

We are pleased to inform you that we hereby commit, directly or through one or more of our affiliates, to provide 100% of the Facilities.

The commitments described in this Section 1 are collectively referred to herein as the “Commitments.” Our Commitments are, in each case, on the terms and subject to the conditions set forth in (i) this letter (including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”) and (ii) the fee letter (the “Fee Letter”) dated the date hereof between you and us. No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters (as defined below).

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2. Titles and Roles. As consideration for the Commitments, you agree that you hereby retain and will cause your respective affiliates to retain (and, as promptly as practicable after the execution of this Commitment Letter, shall use commercially reasonable efforts to cause Holdco and the Target to (and, in any event, promptly upon the consummation of the Acquisition, shall cause Holdco and the Target to) retain on the terms and conditions set forth herein) us or one of our affiliates to act as (i) the sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) in connection with the Facilities and (ii) the lead book-runner and lead arranger (in such capacities, the “Lead Arranger”) for you and your affiliates in connection with the Facilities and no other titles shall be awarded and no compensation (in each case, other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Facilities, unless mutually agreed. In addition, you hereby retain and will cause your respective affiliates to retain (and, as promptly as practicable after the execution of this Commitment Letter, shall use commercially reasonable efforts to cause Holdco and the Target to (and, in any event, promptly upon the consummation of the Acquisition, shall cause Holdco and the Target to) retain on the terms and conditions set forth herein and in the engagement letter (the “Engagement Letter” and, together with this Commitment Letter and the Fee Letter, the “Debt Financing Letters”) dated the date hereof between you and Jefferies & Company, Inc. (“Jefco”)) Jefco to act in the capacities and in connection with the matters set forth in the Engagement Letter.

You shall have the right, on or prior to the date which is 15 business days after the date hereof, to appoint up to three additional arrangers, agents, book-runners or managers for the Facilities and award such arrangers, agents, book-runners or managers titles in a manner and with economics determined by you in consultation with (and reasonably acceptable to) the Lead Arranger (any such additional arranger, agent, book-runner or manager, an “Additional Agent”) (it being understood that (x) each such Additional Agent (or its affiliates) shall assume a proportion of the commitments with respect to each Facility that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates) and (y) to the extent you appoint Additional Agents, the economics and commitments of Jefferies Finance in respect of the Facilities will be reduced by the amount of the economics allocated to, and the commitment amounts of, such Additional Agent (or its affiliate), in each case upon the execution and delivery by such Additional Agent of customary joinder documentation acceptable to you and us (which shall occur during the 15 business day period referred to above)); provided that the aggregate economics that may be awarded to all such Additional Agents (and their respective affiliates) shall not exceed 35% of the aggregate fees payable under the Fee Letter (exclusive of (x) administrative agent fees, which shall be entirely retained by Jefferies Finance and (y) any upfront fees to the market as may be provided in the Fee Letter). It is understood and agreed that Jefferies Finance will have “lead left” placement on all marketing materials relating to the Facilities and will perform the duties and exercise the authority customarily performed and exercised by it in such role, including acting as sole manager of the physical books.

3. Conditions Precedent. The closing of the Facilities and the making of the initial loans and other extensions of credit under the Facilities on the Closing Date are conditioned solely upon satisfaction or waiver by us of each of the following conditions: (i) since December 31, 2011, no event or events have occurred that have had, or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect (as defined below); (ii) the Specified Merger Agreement Representations (as defined below) shall be true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)), (iii) the other conditions expressly set forth in Exhibit A and Exhibit B to this Commitment Letter,

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in each case under the heading “Conditions Precedent to Initial Borrowing” and (iv) the other conditions referred to on Exhibit D (the conditions set out in preceding clauses (i) to (iv) being the “Specified Conditions”).

For purposes hereof, “Company Material Adverse Effect” means, except (i) as disclosed in any of the SEC reports or documents publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by the Target with the SEC on or after December 31, 2011 (the “TARGET SEC Reports”) but prior to the date of this Commitment Letter (excluding (a) any disclosures set forth in any risk factor section or market risk section, and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such TARGET SEC Reports to the extent they are cautionary, predictive or forward-looking in nature and (b) any exhibits or schedules appended thereto); or (ii) as disclosed in the disclosure schedule of the Target to the Agreement and Plan of Merger (as in effect on the date hereof) delivered to the Arranger prior to the execution of this Commitment Letter (provided, however, that the disclosure in any section of such disclosure schedules shall apply solely in the context of the corresponding section of the Agreement and Plan of Merger except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another section of the Agreement and Plan of Merger) (i) any change, effect, event, occurrence, circumstance, state of fact or development that has a material adverse effect on the financial condition, business or results of operations of the Target and its Subsidiaries, taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of the Target to timely consummate the transactions contemplated by the Agreement and Plan of Merger; provided, however, that, in the case of clause (i) only, a “Company Material Adverse Effect” shall not be deemed to include any change, effect, event, occurrence, circumstance, state of fact or development to the extent resulting from or arising out of, (A) any change after the date hereof in applicable Law or GAAP or regulatory accounting standards; (B) any change arising after the date hereof in general U.S. or global economic conditions, or changes therein, including interest rates or currency exchange rates; (C) general political conditions or changes therein, acts of war, sabotage or terrorism or natural disasters occurring after the date hereof and not specifically related to the Target or its Subsidiaries (including the commencement, continuation or escalation of armed hostilities or other material national or international calamity); (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of the common stock of the Target, in and of itself, but not including any underlying causes thereof; (E) the public announcement of the transactions contemplated by the Agreement and Plan of Merger; or (F) any action or omission taken by the Target pursuant to your express written consent; except in each case of (A), (B) and (C), unless the effects of such changes are materially disproportionately adverse to the Target and its Subsidiaries, taken as a whole, as compared to other Persons in the industry in which the Target and its Subsidiaries operates. Capitalized terms used in the definition of Company Material Adverse Effect above but not otherwise defined herein have the meaning assigned to such terms in the Agreement and Plan of Merger as in effect on the date hereof.

Notwithstanding anything in the Debt Financing Letters or the definitive debt documents relating to the Debt Financing (collectively, the “Definitive Debt Documents”), or any other letter agreement or other undertaking concerning the financing or the Acquisition to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by (or with respect to) the Target Business in the Agreement and Plan of Merger as are material to the interests of the Lenders or the Arranger, but only to the extent that you have (or your applicable affiliate has) the right to terminate your obligations under the Agreement and Plan of Merger or decline to consummate the Acquisition as a result of a breach of such representations and warranties (as determined without giving effect to any waiver, amendment or other modification thereto) (collectively, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the

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Definitive Debt Documents shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the Specified Conditions are satisfied (it being understood that, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of stock certificates of the Borrower, the Guarantors and the other material domestic subsidiaries of the Borrower, to the extent the capital stock of such entity is in certificated form) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but shall be required to be perfected within 60 days after the Closing Date (subject to extensions agreed to by the Administrative Agent in its sole discretion). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Definitive Debt Documents relating to corporate or other organizational existence with respect to the Credit Parties and other material subsidiaries, organizational power and authority of the Credit Parties (as to execution, delivery and performance of the applicable Definitive Debt Documents), the due authorization, execution, delivery and enforceability of the applicable Definitive Debt Documents, solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date (after giving effect to the Transactions), no conflicts of the Definitive Debt Documents with charter documents, governmental approvals relating to the Definitive Debt Documents, use of proceeds, compliance with material laws and regulations, Federal Reserve margin regulations, the Patriot Act, OFAC, the Investment Company Act and, subject to permitted liens and the limitations set forth in the prior sentence, the creation, validity, perfection and priority of security interests. This paragraph shall be referred to herein as the “Certain Funds Provision”.

4. Syndication.

(a) We reserve the right, at any time prior to or after execution of the Definitive Debt Documents, to syndicate all or part of our Commitments to third parties identified by us in consultation with you (collectively, the “Lenders”); provided that we will not syndicate to those persons that are identified by you by name in writing to us prior to the date of this Commitment Letter (the “Disqualified Institutions”). Except to the extent provided in the second paragraph of Section 2 hereof in connection with an assignment to an Additional Agent, no such syndication shall relieve us of our obligation to fund on the Closing Date the portion of the Commitments so syndicated to the extent any Lender fails to fund such assigned Commitment on the Closing Date; provided, further, that unless you agree in writing or as provided in the second paragraph of Section 2 hereof, we shall retain exclusive control over the rights and obligations with respect to our Commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. We will exclusively manage all aspects of any syndication in consultation with you and any Additional Agents, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate, the allocation of the commitments among the Lenders, and the amount and distribution of fees; provided that no commitments shall be allocated to, or Lenders selected for, the Revolving Credit Facility without your consent (such consent not to be unreasonably withheld, delayed or conditioned). To assist us in our syndication efforts, you agree to prepare and provide (and to use your commercially reasonable efforts to cause the Target Business to prepare and provide) promptly to us all customary information with respect to the Company, the Transactions and the other transactions contemplated hereby, including such Projections (defined below) as we may reasonably request in connection with the syndication of the Commitments; provided that, following the consummation of the Acquisition, you shall cause the Target Business to prepare and provide us with such information.

(b) We intend to commence our syndication efforts promptly upon your execution of this Commitment Letter, and you agree to assist us actively (and, in all events, using your commercially reasonable efforts) to complete a timely syndication until the date that is the earlier of (i) 60 days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date, the “Syndication Date”). Such assistance shall include:

(i) using commercially reasonable efforts to ensure that our syndication efforts benefit materially from your and the Target’s existing lending and investment banking relationships,

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(ii) direct contact between your senior management, representatives and advisors, on the one hand, and the senior management, representatives and advisors of the proposed Lenders, on the other hand (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, to cause direct contact between senior management, representatives and advisors of the Target on the one hand, and the senior management representatives and advisors of the proposed Lenders, on the other hand), in each case to the extent reasonably requested for customary calls or investor meetings, and to be limited to one “bank meeting” and a reasonable number of one-on-one investor meetings as requested by us,

(iii) your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, to cause the Target to assist) in the prompt preparation of one or more customary confidential information memoranda (each, a “Confidential Information Memorandum”), and other customary marketing materials to be used in connection with the syndication of our Commitments (together with all Confidential Information Memoranda, the “Materials”),

(iv) the provision to us of copies of any due diligence reports or memoranda prepared at your direction or at the direction of any of your affiliates by legal, accounting, tax or other third party advisors in connection with the Acquisition, subject to the delivery by us to you of customary non-disclosure and non-reliance agreements as shall be reasonably requested,

(v) your using commercially reasonable efforts to cause us to receive for distribution to the prospective Lenders, at least five business days prior to the Closing Date, a copy of the definitive credit agreement in respect of the Facilities in the form agreed to by the Arranger and the Borrower,

(vi) your using commercially reasonable efforts to obtain, not less than 15 business days prior to the Closing Date, (A) a corporate rating and a corporate family rating for the Borrower from each of Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and (ii) public facility ratings from each of S&P and Moody’s for the First Lien Credit Facilities and the Second Lien Notes, and

(vii) the hosting, with us, of meetings (or, at our option, conference calls in lieu of any such meeting) with prospective Lenders (limited to one “bank meeting” and a reasonable number of one-on-one investor meetings as requested by us) at reasonable times, dates and locations to be mutually agreed upon and in a manner so as not to unduly interfere with your normal operations.

(c) You agree, at our request, to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company or any of its securities for purposes of United States federal and state securities laws (such information and Materials, “Public Information”). In addition, you agree that, unless specifically labeled “Private – Contains Non-Public Information,” no Materials disseminated to potential Lenders in connection with the syndication of the Facilities, whether through an Internet website, electronically, in presentations, at meetings or otherwise, will contain any Material Non-Public

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Information (as defined below). Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” You acknowledge and agree that the following documents contain and shall contain solely Public Information (unless you notify us promptly that any such document contains Material Non-Public Information): (i) drafts and final Definitive Debt Documents with respect to the Facilities, (ii) administrative materials prepared by us for prospective Lenders (including a lender meeting invitation, Lender allocations, if any, and funding and closing memoranda), and (iii) notification of changes in the terms of the Facilities.

(d) You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company) may be disseminated in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you authorize, and will use commercially reasonable efforts to obtain contractual undertakings from the Target to authorize, the use of your and its respective logos in connection with any such dissemination. You agree that, at our expense, we may place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar customary promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials (but not any confidential information), including (i) the names of the Company and its affiliates (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

5. Information. You represent, warrant and covenant that (and, with respect to the Target and its subsidiaries, to the best of your knowledge that):

(a) all written information and data other than the Projections, other forward looking statements and information of a general economic or industry-specific nature (including the Materials, the “Information”) that has been or will be made available to us by or on behalf of you or the Target Business or any of your or their respective representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects,

(b) none of the Information shall, when furnished or on the Closing Date and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and

(c) all projections and other forward-looking information that have been or will be made available to us by or on behalf of you or the Target Business or any of your or their respective representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections are made available to us (it being understood that any such Projections are subject to uncertainties and contingencies, some of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material).

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that such representations and warranties will be correct under those circumstances.

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You shall be solely responsible for Information, including the contents of all Materials. We (i) will be relying on Information and data provided by or on behalf of you or the Target Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information and data and (iii) will not make an appraisal of your assets or liabilities or those of the Target Business.

6. Clear Market. You agree that, from the date hereof until the earlier of (a) the date on which a Successful Syndication has been achieved, provided that such date shall not be earlier than the Closing Date and (b) the date that is 60 days after the Closing Date, you will not, and you will use commercially reasonable efforts to cause Holdco and the Target (or, from and after the Closing Date, cause Holdco and the Target) to not permit the Target Business or any of your or its respective affiliates to, directly or indirectly, (i) syndicate, place, sell or issue, (ii) attempt or offer to syndicate, place, sell or issue or (iii) announce or authorize the announcement of the syndication, placement, sale or issuance of any debt facility or debt securities of Holdco, you, the Acquiror Business or the Target Business (in each case, other than (i) the Debt Financing contemplated hereby, the Notes Offering and the issuance of shares of Holdco as part of the Acquisition Payment and (ii) financing relating to ordinary course of business activities and on a basis consistent with past practices, including in connection with the lending activities of you and the Target Business), including any renewals or refinancings of any existing debt facility, without our prior written consent (such consent not to be unreasonably withheld).

7. Fees and Expenses. As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us and Jefco for our respective accounts the fees, expenses and other amounts set forth in the Debt Financing Letters.

8. Indemnification and Waivers. As consideration for the Commitments and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex A hereto, which is hereby incorporated by reference in this Commitment Letter.

9. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter or any other Debt Financing Letter nor any of their terms or substance will be disclosed, directly or indirectly, to any other person or entity except (a) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof and to cooperate with us in securing a protective order in respect thereof to the extent lawfully permitted to do so), (b) to your respective officers, directors, employees, attorneys, accountants, affiliates, equity holders, agents and advisors on a confidential basis and only in connection with the Transactions, (c) this Commitment Letter may be disclosed (but not the Fee Letter or the Engagement Letter) to rating agencies in connection with their review of the Facilities or the Company, (d) the information contained in this Commitment Letter (but not that contained in the Fee Letter or the Engagement Letter) may be disclosed in any Confidential Information Memorandum or in connection with the syndication of the Facilities, (e) you may disclose the aggregate fee amounts (but not any specific fees) contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Senior Credit Facilities or in any public filing relating to the Transactions and (f) this Commitment Letter (but not any other Debt Financing Letter) may be disclosed to the Target Business and its officers, directors, employees, attorneys, accountants, affiliates, equity holders, agents and advisors, in each case on a confidential basis and only in connection with the Transactions. You may also

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disclose, on a confidential basis, the aggregate amount of fees payable under the Fee Letter as part of a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of the Facilities and/or the offering of the Second Lien Notes.

We and our affiliates shall use all non-public information received by us and them from you, the Target or your or its respective subsidiaries and representatives in connection with the Transactions solely for the purposes of providing the services contemplated by the Debt Financing Letters and shall treat confidentially all such non-public information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) on a customary basis, to Moody’s and S&P in connection with obtaining ratings in connection with the Transactions, (b) to any Lenders or participants or prospective Lenders or participants (other than Disqualified Institutions) and to any direct or indirect contractual counterparty to any credit default swap or similar derivative product (other than Disqualified Institutions), (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations (in which case we will promptly notify you, in advance, to the extent practicable and permitted by law, rule or regulation, except in connection with any request as part of any regulatory audit or examinations conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over us or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review by any governmental or regulatory authority having jurisdiction over us (in which case we shall, to the extent practicable and permitted by law, rule or regulation, except with respect to any audit or examination conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of us working on the Transactions (collectively, “Representatives”) on a reasonable “need-to-know” basis in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of our respective affiliates, Representatives of our affiliates (provided that any such affiliate, Representative is advised of its obligation to retain such information as confidential, and we shall be responsible for our affiliates’ and our affiliates’ Representatives’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information is or becomes publicly available other than by reason of improper disclosure by us, our affiliates or Representatives in breach of this Commitment Letter, (h) to the extent that any such information is independently developed by us, any of our affiliates or any of our Representatives, (i) to the extent that such information is received by us or our affiliates from a third party that is not to our or our affiliate’s knowledge subject to confidentiality obligations to you or the Target and (j) to establish a “due diligence” defense, if applicable; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lenders or prospective Lenders or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information.

Notwithstanding anything herein to the contrary, you and we (and any of your and our respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Debt Financing Letters and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to any Debt Financing Letter, and (ii) neither you nor we shall disclose any information relating to such tax treatment and tax

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structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by the Debt Financing Letters is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

10. Conflicts of Interest. You acknowledge and agree that:

(a) we and/or our affiliates and subsidiaries (the “Jefferies Group”), in our and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member of the Jefferies Group,

(b) we and any other member of the Jefferies Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for our or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Jefferies Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member of the Jefferies Group in performing services or providing advice to any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within our divisions or divisions of other members of the Jefferies Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose,

(c) information that is held elsewhere within us or the Jefferies Group, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder,

(d) neither we nor any other member of the Jefferies Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business,

(e) (i) neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates except the obligations expressly provided for under the Debt Financing Letters and under the financial advisory agreement dated September 12, 2012 between you and Jefco, (ii) we and our affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we are (and are affiliated with) full service financial firms and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, we and any other member of the Jefferies Group may at any time hold debt or equity securities for our or its own account in

10

the Company). You further acknowledge and agree that we and our affiliates hold equity securities in the Target. With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty or (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention, and

(f) neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11. Choice of Law; Jurisdiction; Waivers. The Debt Financing Letters shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law). To the fullest extent permitted by applicable law, you hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12. Miscellaneous.

(a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(b) You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void). We may at any time and from time to time assign all or any portion of our Commitments hereunder to one or more of our affiliates or to one or more Lenders (other than Disqualified Institutions); provided that, except to the extent set forth in the second paragraph of Section 2 hereof, (a) such

11

assignment shall not relieve us of our obligation to fund on the Closing Date the portion of our Commitments so assigned to the extent such assignee fails to fund such assigned Commitments on the Closing Date and (b) no assignments shall be made of Commitments in respect of the Revolving Credit Facility to any Lenders without your consent, not to be unreasonably withheld, delayed or conditioned. Any and all obligations of, and services to be provided by, us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion. You further acknowledge that, subject to Section 9 hereof, we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you, the Acquiror Business or the Target Business (and your and their respective affiliates), or any of the matters contemplated in the Debt Financing Letters.

(c) This Commitment Letter has been and is made solely for the benefit of you, us and the indemnified persons (as defined in Annex A hereto) and your, our and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

(d) The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e) You acknowledge that we and our affiliates may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing to other potential purchasers of the Target Business and that, in such capacity, we and our affiliates may acquire information about the Target Business, the Acquisition, and such other potential purchasers and their strategies and proposals, but that nonetheless neither we nor our affiliates shall have any obligation to disclose to you or your affiliates the substance of such information or the fact that we or our affiliates are in possession thereof.

(f) You agree that we or any of our affiliates may disclose information about the Transactions to market data collectors and similar service providers to the financing community.

(g) We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”), we and each Lender may be required to obtain, verify and record information that identifies you and the other Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow us or such Lender to identify the Credit Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

13. Amendment; Waiver. This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

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14. Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter: (i) Sections 7 to and including 15 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 2 and 4 to and including 13 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions.

15. Acceptance, Expiration and Termination. Please indicate your acceptance of the terms of this Commitment Letter by returning to us and, in the case of the Engagement Letter, Jefco executed counterparts of the Debt Financing Letters not later than 5:00 p.m., New York City time, on December 19, 2012 (the “Deadline”). The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter (but not the other Debt Financing Letters) will terminate automatically on the earliest of (i) the date of termination or abandonment of the Agreement and Plan of Merger, (ii) the closing of the Acquisition, and (iii) 5:00 p.m., New York City time, on July 19, 2013. In addition, our Commitment hereunder to provide Bridge Loans shall terminate upon the closing of the sale of the Second Lien Notes (in escrow or otherwise in an amount that equals or exceeds the committed amount of the Bridge Loans as set forth herein).

[Remainder of page intentionally blank]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JEFFERIES FINANCE LLC

By:	/s/ E. Joseph Hess
Name: E. Joseph Hess
Title: Managing Director

Accepted and agreed to as of the date first above written:

GETCO HOLDING COMPANY, LLC

By:	/s/ John McCarthy
Name: John McCarthy
Title: General Counsel

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ANNEX A TO COMMITMENT LETTER

INDEMNIFICATION AND WAIVER

Except as otherwise defined in this Annex A, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.

GETCO Holding Company, LLC (“you”) hereby agrees to (i) indemnify and hold harmless Jefferies Finance LLC (“we” or “us”), the Lenders in the Debt Financing and each of our and their respective affiliates and subsidiaries (including Jefferies & Company, Inc. (“Jefco”)) and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons of each of the foregoing (each, an “indemnified person”, in their respective capacities and roles as set forth in the Commitment Letter) from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) to which any such indemnified person, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Letters, the Debt Financing, the use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters, or any action, claim, suit, litigation, investigation, inquiry or proceeding (each, a “Claim”) directly or indirectly arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Person), regardless of whether any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party and (ii) reimburse each indemnified person upon demand at any time and from time to time for all reasonable and documented out-of-pocket legal and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Claim, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (including in connection with the enforcement of the indemnification obligations and waivers set forth in this Annex A); provided, however, that (i) with respect to legal expenses, your obligations shall be limited to one firm of counsel for all such indemnified persons, taken as a whole and, if necessary, of a single local counsel and regulatory counsel in each appropriate jurisdiction (which may include a single special counsel and regulatory counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person) and (ii) no indemnified person will be entitled to indemnity hereunder in respect of any Loss to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted (x) primarily from the gross negligence or willful misconduct of such indemnified person, (y) from the material breach of the funding obligations of an indemnified person or an indemnified person’s affiliates under the Commitment Letter as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) from any Claim that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than any Claim against any indemnified person in its capacity or in fulfilling its role as an agent or arranger or similar role under any Facility). In addition, in no event will any indemnified person be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise. In addition, no indemnified person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons.

Annex A-1

You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could be a party and as to which indemnification or contribution could have been sought by such indemnified person hereunder whether or not such indemnified person is a party to any Debt Financing Letter, unless (i) such indemnified person and each other indemnified person from which such indemnified person could have sought indemnification or contribution have given their prior written consent, which consent may not be unreasonably withheld, conditioned or delayed or (ii) the settlement, compromise, consent or termination includes an express unconditional release of such indemnified persons and their respective affiliates from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim and does not include any statement as to any admission of fault or culpability by or of any indemnified person. You shall not be liable for any settlement of any Claim effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff or against an indemnified person in any such Claim, you agree to indemnify and hold harmless each indemnified person from and against any and all Losses by reason of such settlement or judgment in accordance with the other provisions of this Annex A. Each indemnified person shall be obligated to refund or return any and all amounts paid by you to such indemnified person for any Losses to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

If for any reason (other than the reasons set forth in clauses (x), (y) and (z) of the second preceding paragraph) the foregoing indemnity is unavailable to an indemnified person or insufficient to hold an indemnified person harmless, then you to the fullest extent permitted by law, shall contribute to the amount paid or payable by such indemnified person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by you, on the one hand, and by us, on the other hand, from the Transactions or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by you, on the one hand, and us, on the other hand, but also the relative fault of you, on the one hand, and us, on the other hand, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all indemnified persons to all Losses shall not exceed the amount of fees actually received by us and Jefco pursuant to the Fee Letter and the Engagement Letter. For the purposes of this paragraph, it is hereby further agreed that (i) the relative benefits to you, on the one hand, and us, on the other hand, with respect to the Transactions shall be deemed to be in the same proportion as (x) the total value paid or received or contemplated to be paid or received by you, your equityholders and/or your or their respective affiliates, as the case may be, in the Transactions, whether or not the Transactions are consummated, bears to (y) the fees actually paid to us and Jefco under the Fee Letter and the Engagement Letter and (ii) the relative fault of you, on the one hand, and us, on the other hand, with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by you, any of your affiliates and/or any of your or their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons or by us, as well as your and our relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

In addition, you shall reimburse the indemnified persons for all expenses (including the reasonable legal fees and expenses of external counsel, to be limited to the legal fees and expenses of one primary counsel, one local and one regulatory counsel in each relevant jurisdiction and, in the case of an

Annex A-2

actual or perceived conflict of interest amongst the indemnified persons, one additional primary counsel to all similarly affected indemnified persons (and, if necessary, one additional local and one regulatory counsel in each relevant jurisdiction to all similarly affected indemnified persons)), as incurred, in connection with investigating, preparing, defending or settling any Claim for which indemnification or contribution may be sought by the indemnified person, whether or not any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party.

The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (notwithstanding any other provision of any Debt Financing Letter or the Definitive Debt Documents), (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our affiliates’ commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other indemnified person and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.

* * *

Annex A-3

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF FIRST LIEN CREDIT FACILITIES

Set forth below is a summary of certain of the terms of the First Lien Credit Facilities and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

I.	Parties

	Borrower	Holdco (the “Borrower”).

	Guarantors	Each of the Borrower’s direct and indirect wholly-owned domestic subsidiaries (other than (i) regulated broker-dealers and other regulated subsidiaries, in each case, that are not permitted to provide such guarantees under applicable law, (ii) immaterial subsidiaries to be mutually agreed upon and (iii) such other exceptions (if any) to be mutually agreed upon) (collectively, the “Guarantors;” the Borrower and the Guarantors, collectively, the “Credit Parties”).

	Lead Arranger and Book Runner	Jefferies Finance LLC (“Jefferies Finance”) and/or one or more of its designees (in such capacities, the “Arranger”). The Arranger will perform the duties customarily associated with such role.

	Administrative Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

	Collateral Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role.

	Lenders	A syndicate of third parties excluding any Disqualified Institutions (collectively, the “Lenders”) identified by the Arranger in consultation with the Borrower and with respect to the Revolving Credit Facility only, subject to the Borrower’s consent (such consent not to be unreasonably withheld, delayed or conditioned).

	Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of this Commitment Letter, on which the Acquisition is consummated (the “Closing Date”).

Exhibit A-1

	Senior Loan Documents	The definitive documentation governing or evidencing the First Lien Credit Facilities (collectively, the “Senior Loan Documents”).

II.	Types and Amounts of Facilities

	First Lien Term Loan Facility	A 4.5-year first lien senior secured term loan facility in an aggregate principal amount equal to $450.0 million (as such amount may be reduced on the Closing Date as provided in the provisos to clause (ii) of the second paragraph of the Commitment Letter, the “First Lien Term Loan Facility”) (the loans thereunder, the “First Lien Term Loans”); provided that the Senior Loan Documents shall provide the right of individual Lenders to agree to extend the maturity of their First Lien Term Loans upon the request of the Borrower and without the consent of any other Lender on customary terms and conditions to be agreed upon.

The full amount of the First Lien Term Loan Facility shall be drawn in a single drawing on the Closing Date. Amounts borrowed under the First Lien Term Loan Facility that are repaid or prepaid may not be reborrowed.

	Final Maturity and Amortization	The First Lien Term Loan Facility will mature on the date that is 4.5 years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts up to 15.0% of the original principal amount of the First Lien Term Loan Facility (as determined by the Arranger in consultation with the Borrower), with the balance payable on the 4.5-year anniversary of the Closing Date.

	Revolving Credit Facility	A four-year senior secured first lien revolving credit facility (the “Revolving Credit Facility” and, together with the First Lien Term Loan Facility, the “First Lien Credit Facilities”) in an aggregate principal amount equal to $20.0 million (the loans thereunder, the “Revolving Credit Loans” and, together with the First Lien Term Loans, the “Loans”); provided that the Senior Loan Documents shall provide the right of individual Lenders to agree to extend the maturity of their Revolving Credit Loans upon the request of the Borrower and without the consent of any other Lender on customary terms and conditions to be agreed upon.

	Maturity	The Revolving Credit Facility shall be available during the period commencing after the Closing Date on a revolving basis during the period commencing on the

Exhibit A-2

Closing Date and ending on the fourth anniversary of the Closing Date (the “Revolving Credit Termination Date”).

Letters of Credit

A portion of the Revolving Credit Facility not in excess of an amount to be mutually agreed upon shall be available for the issuance of standby letters of credit (the “Letters of Credit”) by one or more Lenders or affiliates of Lenders to be selected by the Administrative Agent in consultation with (and reasonably acceptable to) the Borrower (each such Lender in such capacity, an “Issuing Lender”), which Letters of Credit shall be risk participated to all Lenders with commitments under the Revolving Credit Facility, to support obligations of the Borrower and its wholly owned subsidiaries permitted under the Senior Loan Documents (other than obligations in respect of the Bridge Loans, the Second Lien Notes, subordinated indebtedness, certain other indebtedness to be mutually agreed upon and equity interests). The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. No Letter of Credit shall have an expiration date after the earlier of (i) one year after the date of issuance and (ii) five business days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) within one business day. To the extent that the Borrower does not so reimburse the respective Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis based on their respective Revolving Credit Facility commitments.

If any Lender under the Revolving Credit Facility becomes a Defaulting Lender (to be defined on a customary basis to be mutually agreed upon), then the letter of credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the Revolving Credit Facility up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the letter of

Exhibit A-3

credit exposure of such Defaulting Lender, the applicable Issuing Lender may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent the aggregate letter of credit exposure would exceed the Revolving credit Facility commitments of the non-Defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the respective Issuing Lender’s reasonable satisfaction.

Swing Line Loans	A portion of the Revolving Credit Facility not in excess of an amount to be mutually agreed upon shall be available on same-day notice for swing line loans (the “Swing Line Loans”) from a Lender to be selected by the Administrative Agent in consultation with (and reasonably acceptable to) the Borrower (in such capacity, the “Swing Line Lender”). Except for purposes of calculating the unutilized commitment fee described in Annex A-I hereto, any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Use of Proceeds	The proceeds of the First Lien Term Loans borrowed on the Closing Date, together with the proceeds of the Bridge Loans and/or the Second Lien Notes, and certain borrowings under the Revolving Credit Facility (if any), will be used to finance, in part, the cash portion of the Acquisition Payment and the Refinancing and to pay fees and expenses in connection with the Transactions; it being understood and agreed, however, to the extent that any of the 3.50% Cash Convertible Senior Subordinated Notes due 2014 of the Target (the “Convertible Notes”) are not repurchased on the Closing Date, that portion of the First Lien Term Loan Facility and the Second Lien Bridge Loan Facility (or the Second Lien Notes, as applicable) that are needed to repurchase those Convertible Notes in full at maturity shall be deposited on the Closing Date in a cash collateral account under the sole dominion and control of the Collateral Agent, the proceeds of which will be available after the Closing Date to repurchase the Convertible Notes at or below par pursuant to a tender offer, a change of control put, open market purchases and/or at maturity upon terms and conditions to be mutually agreed upon.

Exhibit A-4

The proceeds of the Revolving Credit Loans (including Swing Line Loans) will be used after the Closing Date for the working capital and general corporate purposes of the Borrower and its subsidiaries; provided that proceeds of Revolving Credit Loans may be used on the Closing Date to fund any required original issue discount or upfront fees payable pursuant to the “market flex” provisions of the Fee Letter.

Letters of Credit will be used to support payment and performance obligations incurred in the ordinary course of business by the Borrower and its wholly owned subsidiaries as provided above under the heading “Letters of Credit.”

III.	Certain Payment Provisions

	Fees and Interest Rates	As set forth on Annex A-I hereto.

	Optional Prepayments and Commitment Reductions	Optional prepayments of borrowings under the First Lien Credit Facilities and optional reductions of the unutilized portion of the commitments under the First Lien Credit Facilities will be permitted at any time, in whole or in part, in minimum principal amounts to be mutually agreed upon, without premium or penalty (subject (i) to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR Loans other than on the last day of the relevant interest period and (ii) payments of an amount provided below under the caption “Soft Call on First Lien Term Loans”). Voluntary prepayments of the First Lien Term Loan Facility shall be applied to remaining scheduled amortization payments on a pro rata basis.

	Mandatory Prepayments and Commitment Reductions	The following amounts will be applied to prepay the First Lien Term Loans or to prepay Revolving Credit Loans (or, if none, to cash collateralize Letters of Credit to the extent required under the terms of the Senior Loan Documents):

• 100% of the net cash proceeds of any incurrence of indebtedness after the Closing Date (other than indebtedness permitted under the Senior Loan Documents) by the Borrower or any of its subsidiaries;

•        100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets by the Borrower or any of its subsidiaries (including (i) as a result of casualty or condemnation and (ii) any

Exhibit A-5

issuance or sale of equity by any of the Borrower’s subsidiaries) (with customary exceptions, thresholds and reinvestment rights of up to 12 months to be mutually agreed upon);

•        50% of “excess cash flow” (to be defined on a basis to be mutually agreed upon) for each fiscal year of the Borrower commencing with the fiscal year in which the Closing Date occurs (with step-downs to be mutually agreed upon); and

•        100% of the cash proceeds received from any federal, state and local tax refunds and/or adjustments received with respect to (a) losses applied to the 2012 taxable year, (b) losses from the 2012 taxable year carried back to prior taxable years or (c) the tax savings from the current use and/or carry-forward of such losses from the 2012 taxable year to future periods (the “Special Tax Reimbursements”).

All such mandatory prepayments shall be applied without premium or penalty (except for (i) breakage costs, if any, and (ii) payments of any amounts provided below under the caption “Soft Call on First Lien Term Loans”) and shall be applied in the following order: first, to the scheduled installments of principal of the Term Facility on a pro rata basis, and second, to the Revolving Credit Facility (including to cash collateralize Letters of Credit to the extent required under the terms of the Senior Loan Documents) (without a concomitant and equal reduction of the commitments thereunder unless an event of default has occurred and is then-continuing).

The Revolving Credit Loans will be prepaid and the Letters of Credit will be cash collateralized to the extent such extensions of credit at any time exceed the amount of the commitments in respect of the Revolving Credit Facility.

Soft Call on First Lien Term Loans	The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the First Lien Term Loans that occurs on or before the first anniversary of the Closing Date, in an amount not to exceed 1.0% of the principal amount of the First Lien Term Loans subject to such Repricing Event. The term “Repricing Event” shall mean (i) any prepayment or repayment of First Lien Term Loans with the proceeds of, or any conversion of First Lien Term Loans into, any new or replacement

Exhibit A-6

tranche of term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the First Lien Term Loans (as such comparative rates are determined by the Administrative Agent) and (ii) any amendment to the First Lien Term Loan Facility that, directly or indirectly, reduces the “effective” interest rate applicable to the First Lien Term Loans (in each case, with original issue discount and upfront fees (but excluding customary arranging, underwriting or similar fees not shared with all relevant Lenders), which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity).

IV.	Collateral and Guarantees

Collateral

Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the obligations of each Credit Party in respect of the First Lien Credit Facilities and any interest rate hedging obligations of the Borrower owed to a Lender or its affiliates or to an entity that was a Lender or an affiliate of a Lender at the time of such transaction (“Permitted Secured Hedging Obligations”) will be secured by the following: a perfected first priority security interest in substantially all of its tangible and intangible assets, including intellectual property, real property, licenses, permits, intercompany indebtedness (which shall be evidenced by a subordinated promissory note) and all of the capital stock of each Credit Party (other than the Borrower) (but limited, in the case of the voting stock of a CFC, to 66% of all such voting stock) (the items described above, but excluding the Excluded Assets (as defined below) and subject to customary exceptions and permitted liens to be mutually agreed upon, collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any owned real property with a fair market value of less than an amount to be mutually agreed upon (with all required mortgages being permitted to be delivered post-closing) and any leasehold interests; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (except to the extent perfection can be obtained by filing of uniform commercial code financing statements) and commercial tort claims with a value of less than an amount to be mutually agreed upon; (iii) pledges and security interests

Exhibit A-7

to the extent prohibited by applicable law, rule or regulation; (iv) equity interests in any person other than wholly owned subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents so long as such restrictions did not arise in anticipation of the First Lien Credit Facilities; (v) assets of any foreign subsidiary (it being understood that the Lenders shall not require the Borrower or any of its subsidiaries to enter into any security agreements or pledge agreements governed under foreign law); (vi) any lease, license or other agreement or any property subject to a purchase money similar security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or similar agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any subsidiary thereof) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law (including the U.S. Bankruptcy Code), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby; (viii) equity interests in regulated subsidiaries to the extent the applicable Credit Party has certified to the Administrative Agent that in its reasonable judgment the grant of a security interests in such equity interests pursuant to the Senior Loan Documents would have a materially adverse regulatory effect or is not permitted by applicable law, (ix) deposit accounts used exclusively for (A) payroll and other employee wage and benefits, (B) taxes, including, without limitation, sales tax, (C) escrow accounts and (D) fiduciary or trust accounts; (x) those assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby and (xi) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xi) are collectively, the “Excluded Assets”).

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Senior Loan Documents; and none of the Collateral shall be subject to other pledges, security interests or

Exhibit A-8

mortgages (subject to junior liens securing the Second Lien Notes or the Second Lien Bridge Loan Facility, as applicable, and customary exceptions for financings of this kind reasonably acceptable to the Administrative Agent).

	Guarantees	The Guarantors will unconditionally guarantee the obligations of each Credit Party in respect of the First Lien Credit Facilities and the Permitted Secured Hedging Obligations (the “Guarantees”). Such Guarantees will be in form and substance satisfactory to the Administrative Agent and the Arranger. All Guarantees shall be guarantees of payment and performance, and not of collection. Any guarantees to be issued in respect of the Second Lien Bridge Loan Facility or the Second Lien Notes shall rank pari passu in right of payment with the obligations under the Guarantees.

	Intercreditor Matters	The priority of the security interests in the Collateral and related creditors rights will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) acceptable to the Arranger and the Administrative Agent. The Intercreditor Agreement will provide, inter alia, for (i) subordination of security interests of the lenders under the Second Lien Bridge Loan Facility or the purchasers of the Second Lien Notes, as applicable, to the security interests of the Lenders, (ii) “turnover” provisions with respect to Collateral proceeds, (iii) limitations on the voting rights under the Second Lien Bridge Loan Facility of the purchasers of the Second Lien Notes with respect to the release of Collateral and the enforcement of remedies with respect to the Collateral, (iv) a waiver of the right under the Second Lien Bridge Loan Facility of the purchasers of the Second Lien Notes to challenge any “debtor-in-possession financing” or other credit approved by the Lenders, and (v) standstill provisions relating to the enforcement of remedies under the Second Lien Bridge Loan Facility by the purchasers of the Second Lien Notes with respect to the Collateral.

V.	Other Provisions

	Representations and Warranties	Customary for facilities and transactions of this type, and limited to the following (to be applicable to the Borrower and its subsidiaries): organization and qualification, status and powers; due authorization, execution, delivery and enforceability of Senior Loan Documents; no conflicts; financial statements, projections and other information; no material adverse effect; ownership of

Exhibit A-9

properties; intellectual property and applicable licenses, permits and approvals; equity interests and subsidiaries; litigation and compliance with laws (including laws regulating the Borrower’s and its subsidiaries respective businesses and industries and other regulatory matters) and governmental approvals; organizational documents, contractual obligations and material agreements; federal reserve regulations; Investment Company Act of 1940, as amended, and other laws restricting incurrence of debt; use of proceeds; taxes; accuracy and completeness of disclosure; labor matters; solvency; employee benefit plans and ERISA; environmental matters; insurance; security documents and creation, validity, perfection and priority of security interests in the Collateral (subject to permitted liens); acquisition documents; membership in FINRA, registration, other regulatory matters, etc; and anti-terrorism laws, money laundering activities and dealing with embargoed persons; subject in the case of certain of the foregoing representations and warranties, to exceptions and qualifications including for materiality to be agreed upon.

The representations and warranties will be required to be made in connection with each extension of credit (subject to the Certain Funds Provision, including the extension of credit on the Closing Date).

Conditions Precedent to Initial Borrowing	Subject to the Certain Funds Provision, the initial borrowings and other extensions of credit under the First Lien Credit Facilities on the Closing Date will be subject only to the applicable conditions precedent set forth in Section 3 of the Commitment Letter, the following paragraph entitled “Conditions Precedent to all Borrowings” (to the extent applicable) and Exhibit D to the Commitment Letter.

Conditions Precedent to all Borrowings	Subject on the Closing Date to the Certain Funds Provision, each borrowing and extension of credit under the Facilities will be subject only to the following conditions precedent: (i) delivery of notice of borrowing or request for issuance of letter of credit, (ii) accuracy of representations and warranties in all material respects (or, in the case of the initial extensions of credit on the Closing Date, accuracy of the Specified Merger Agreement Representations and the Specified Representations), provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein), and (iii) for each borrowing and

Exhibit A-10

other extension of credit after the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants	Customary for facilities and transactions of this type and limited to the following (to be applicable to the Borrower and its subsidiaries): delivery of financial statements, annual budget, reports, accountants’ letters, projections, officers’ certificates and other information; notices of default, litigation and other material events; existence; maintenance of business, properties and licenses, permits and approvals; maintenance of insurance; payment and performance of obligations and taxes; employee benefits and ERISA; maintaining books and records; access to properties and inspections; use of proceeds; compliance with laws (including environmental laws) and other regulatory matters; environmental reports; additional collateral and additional guarantors; status of the First Lien Credit Facilities as senior debt and intercreditor matters security interests; inspection rights; further assurances, including as to security; information regarding Collateral; regulatory matters; annual lender meetings and quarterly lender calls; the use of commercially reasonable efforts to maintain ratings (but not a minimum rating) from S&P and Moody’s; and, to the extent not filed prior to the Closing Date, the filing of federal, state and local tax refund documentation for the 2012 taxable year. The affirmative covenants will be subject to customary exceptions and qualifications to be mutually agreed upon.

Negative Covenants	Customary for facilities and transactions of this type, and limited to the following (to be applicable to the Borrower and its subsidiaries): indebtedness (including mandatorily redeemable equity interests, guarantees and other contingent obligations); liens; sale and leaseback transactions; investments (including acquisitions, loans, etc.), loans and advances; asset sales; mergers, acquisitions, consolidations, liquidations and dissolutions; dividends and other payments in respect of equity interests and other restricted payments; transactions with affiliates; capital expenditures; prepayments, redemptions and repurchases of other indebtedness (provided that prepayment and conversion of Bridge Loans shall be permitted from the proceeds of Second Lien Term Loans, Exchange Notes and/or Qualified Bridge Refinancing Debt (to be defined on a basis reasonably satisfactory to the Arranger); modifications of organizational documents, acquisition

Exhibit A-11

documents, debt instruments and certain other documents; limitations on certain restrictions on subsidiaries; limitations on issuance of capital stock and creation of subsidiaries; limitations on business activities; fundamental changes; limitations on accounting changes; changes in fiscal year and fiscal quarter; lease obligations; use of proceeds; no further negative pledges; anti-terrorism laws, money-laundering activities and dealing with embargoed persons; swap agreements; and clauses restricting subsidiary distributions.

The negative covenants will be subject to customary exceptions, qualifications and “baskets” to be mutually agreed upon, including, on terms and conditions to be mutually agreed upon, in respect of indebtedness and liens incurred in the ordinary course of business by broker-dealer subsidiaries, other operating regulated entities or licensed mortgage subsidiaries, unsecured or secured, under customary terms by marketable securities, financial instruments and similar related assets, including in connection with repos and reverse repos (“Excluded Debt”).

Financial Covenants

The Senior Loan Documents shall include financial covenants including the following, in each case, (i) with the definitions and applicable levels and ratios to be mutually agreed upon (or, in the case of the financial covenants set forth in clauses (1), (3), (4) and (5) below, at the levels indicated below), and (ii) with accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles in the United States:

(1) a maximum consolidated first lien leverage ratio of 1.75:1.00;

(2) a minimum consolidated interest coverage ratio;

(3) a minimum consolidated tangible net worth (“Consolidated Tangible Net Worth”) of $1.0 billion;

(4) a maximum ratio (“Consolidated Tangible Asset Ratio”) of (a) consolidated tangible assets to (b) Consolidated Tangible Net Worth (excluding assets of, and that portion of Consolidated Tangible Net Worth attributable to, Urban Financial Group, Inc.) of 6.00:1.00; and

Exhibit A-12

(5) unrestricted cash and cash equivalents of the Borrower (on a stand-alone basis) of not less than $150.0 million (the “Cash Requirement”); provided that up to the Permitted Amount (as defined below) at such time in the aggregate may be “on-lent” at any one time to subsidiaries of the Borrower so long as (a) no default or event of default has occurred and is continuing or would result therefrom, (b) such funds are repaid within a period of time to be mutually agreed upon and (c) to the extent such moneys are loaned to a subsidiary that is not a “Credit Party”, such intercompany loan must be (x) secured by collateral consisting of US treasuries or exchange listed securities with an aggregate value equal to the intercompany loan and (y) evidenced by a promissory note to be pledged and delivered to the Collateral Agent as Collateral. As used herein, “Permitted Amount” shall mean, initially, $50.0 million, and with such amount to be increased by $10.0 million for every $90.0 million of First Lien Term Loans repaid or prepaid after the Closing Date.

The foregoing financial covenants (1), (2), (3) and (4) will be tested with respect to the Borrower and its subsidiaries on a consolidated basis, and the foregoing financial covenant (5) will be tested with respect to the Borrower on a stand-alone basis.

The foregoing (x) financial covenants (1), (2), (3) and (4) will be tested on the last day of each fiscal quarter (commencing with the first full fiscal quarter ending after the Closing Date) and (y) financial covenant (5) will be tested at all times.

The foregoing financial covenant (2) will be set at levels to reflect a 30% non-cumulative cushion from Consolidated EBITDA in the model delivered to the Arranger on December 16, 2012 (but in no event shall such level be greater than 3.00:1.00).

Events of Default	Customary for facilities and transactions of this type and including: nonpayment of principal when due; nonpayment of interest, fees or other amounts when due; inaccuracy of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration; bankruptcy and insolvency events; material judgments; ERISA events; actual or asserted invalidity or impairment of guarantees, security documents, intercreditor or subordination documents, or any other Senior Loan Documents (including the failure of any lien on any portion of the Collateral to remain perfected with the priority required under the Senior

Exhibit A-13

Loan Documents); certain regulatory matters; and a “change of control” (to be defined in a manner satisfactory to the Arranger); subject to threshold, notice and grace period provisions to be mutually agreed upon.

Voting	Amendments and waivers with respect to the Senior Loan Documents will require the approval of Lenders holding not less than a majority of the aggregate principal amount of the Loans (including participations in Letters of Credit and Swing Line Loans) and unused commitments under the First Lien Credit Facilities (the “Required Lenders”) (with certain amendments and waivers also requiring class votes), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity or any scheduled amortization of any Loan, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee or other amount payable or extensions of any due date thereof, or (c) increases in the amount or extensions of the expiration date of any Lender’s commitment and (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages or pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors or of all or substantially all of the Collateral (other than in connection with permitted asset sales), (c) assignments by the Borrower of its rights or obligations under the First Lien Credit Facilities or (d) modifications to the assignment provisions of the Senior Loan Documents that further restrict assignments thereunder.

Assignments and Participations	The Lenders shall be permitted to assign and sell participations in their loans and commitments, subject, in the case of assignments (other than assignments to another Lender, an affiliate of a Lender or an “approved fund” (to be defined in the Senior Loan Documents)), to the consent of (x) the Administrative Agent, (y) with respect to the Revolving Credit Facility only, each Issuing Lender and the Swing Line Lender and (z) with respect to the Revolving Credit Facility only, and so long as no event of default has occurred and is then continuing, the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the Borrower shall be deemed to have consented to such assignment if the Borrower does not otherwise reject in writing such assignment within ten (10) business days of the date on which such assignment is requested; provided further that, neither the First Lien Term Loan Facility nor the Revolving Credit Facility

Exhibit A-14

shall be participated or assigned to any natural person, any Disqualified Institution, the Borrower or any of its subsidiaries or affiliates. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1.0 million with respect to First Lien Term Loans and $2.5 million with respect to Revolving Credit Loans. Assignments will be made by novation and will not be required to be pro rata among the First Lien Credit Facilities. The Administrative Agent shall receive an administrative fee of $3,500 in connection with each assignment unless otherwise agreed by the Administrative Agent.

Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, and will be subject to customary limitations on voting rights (as mutually agreed)

Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the First Lien Credit Facilities only upon request.

Defaulting Lenders	The Senior Loan Documents shall contain customary provisions relating to “Defaulting Lenders”, including provisions relating to providing cash collateral to support Swing Line Loans or Letters of Credit, the suspension of voting rights and of rights to receive certain fees, and termination or assignment of commitments or Loans of such Lenders.

Replacement of Lenders	The Borrower shall, subject to usual and customary conditions to be mutually agreed upon, have the right to replace a Lender or, in the case of succeeding clause (i) so long as the consent of the Required Lenders is obtained, terminate the commitment of a Lender and prepay that Lender’s outstanding Loans in full, (i) in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least a majority of the aggregate principal amount of the Loans (including participations in Letters of Credit and Swing Line Loans) and unused commitments under the First Lien Credit Facilities shall have consented thereto, (ii) any Lender that asserts a claim for any funding protection whether for increased costs, taxes, or otherwise, and (iii) any Defaulting Lenders.

Exhibit A-15

Cost and Yield Protection	Each holder of Loans and each Issuing Lender will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments), changes in capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions deemed necessary by the Arranger to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Expenses	The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent and the Arranger associated with the syndication of the First Lien Credit Facilities and the preparation, negotiation, execution, delivery, filing and administration of the Senior Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of external counsel and consultants) and (ii) all out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Arranger, any other agent appointed in respect of the Facilities and the Lenders (including the fees, disbursements and other charges of counsel and consultants) in connection with the enforcement of, or preservation of rights under, the Senior Loan Documents.

Indemnification	The Senior Loan Documents will contain customary indemnities (as reasonably determined by the Arranger) for (i) the Arranger, the Collateral Agent, the Administrative Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the

Exhibit A-16

foregoing persons referred to in clauses (i) and (ii) above (other than as a result of such person’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable ruling).

Governing Law and Forum	State of New York.

Counsel to the Arranger, the Collateral Agent and the Administrative Agent	White & Case LLP.

* * *

Exhibit A-17

ANNEX A-I TO EXHIBIT A

TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) Adjusted LIBOR plus the Applicable Margin;

provided that all Swing Line Loans will be Base Rate Loans. The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR Loans (as defined below).

As used herein:

“Applicable Margin” means:

(A) with respect to Revolving Credit Loans, (i) 4.50%, in the case of Base Rate Loans and (ii) 5.50%, in the case of Adjusted LIBOR Loans; and

(B) with respect to First Lien Term Loans, (i) 4.50%, in the case of Base Rate Loans and (ii) 5.50%, in the case of Adjusted LIBOR Loans.

“Base Rate” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the federal funds effective rate from time to time, plus 0.50%, (iii) the Adjusted LIBOR Rate for a one-month interest period plus 1.00% and (iv) 2.25%.

“Adjusted LIBOR” means the higher of (i) the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period, as quoted on Reuters Screen LIBOR01 Page (or any successor page or service) and (ii) 1.25%.

Interest Payment Dates	With respect to Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears on the last day of each calendar quarter and on the applicable maturity date.

Annex A-I-1

With respect to Loans bearing interest based upon the Adjusted LIBOR Rate (“Adjusted LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period and on the applicable maturity date.

Unutilized Commitment Fee	The Borrower shall pay a commitment fee calculated at the rate of 0.50% per annum, on the average daily unused portion of the Revolving Credit Facility, payable quarterly in arrears. For purposes of the commitment fee calculations only, Swing Line Loans shall not be deemed to be a utilization of the Revolving Credit Facility.

Letter of Credit Fees	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans made or maintained as Adjusted LIBOR Loans on the undrawn face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

In addition to letter of credit commissions, a fronting fee calculated at a rate per annum to be agreed upon by the Borrower and the respective Issuing Lender on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary (as determined by the respective Issuing Lender) administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate	Overdue principal and, to the extent permitted by applicable law, overdue interest and all other overdue amounts payable under the First Lien Credit Facilities shall bear interest at 2.00% above the rate applicable to Base Rate Loans and shall be payable on demand.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans, the interest rate payable on which is then based on the Prime Rate) for the actual number of days elapsed (including the first day but excluding the last day).

* * *

Annex A-I-2

EXHIBIT B TO COMMITMENT LETTER

SUMMARY OF TERMS OF THE BRIDGE LOANS

Set forth below is a summary of certain of the terms of the Second Lien Bridge Loan Facility and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit B have the meanings set forth elsewhere in this Commitment Letter.

I.	Parties

	Borrower	The Borrower (as defined in Exhibit A) under the First Lien Credit Facilities (the “Borrower”).

	Guarantors	Each of the Guarantors (as defined in Exhibit A) under the First Lien Credit Facilities (collectively, the “Guarantors;” the Borrower and the Guarantors, collectively, the “Credit Parties”).

	Lead Arranger, Syndication Agent and Book-Runner	Jefferies Finance and/or one or more of its designees (in such capacities, the “Arranger”). The Arranger will perform the duties customarily associated with such role.

	Administrative Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

	Collateral Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role.

	Lenders	A syndicate of banks, financial institutions and other entities excluding any Disqualified Institutions (collectively, the “Lenders”) arranged by the Arranger in consultation with the Borrower.

	Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of this Commitment Letter, on which the Acquisition is consummated (the “Closing Date”).

	Bridge Loan Documents	The definitive documentation governing or evidencing the Bridge Loans, the Second Lien Term Loans and the Exchange Notes (collectively, the “Bridge Loan Documents”).

II.	Second Lien Bridge Loan Facility

	Bridge Loans	An aggregate principal amount of $550.0 million of Second-Lien Senior Secured Increasing Rate Bridge

Exhibit B-1

Loans (as such amount may be reduced on the Closing Date as provided in the proviso to clause (iii) of the second paragraph of the Commitment Letter, the “Bridge Loans”). At the option of the Lenders, the Bridge Loans may be replaced with, or originally made in the form of, notes on identical economic terms.

Use of Proceeds	To finance, in part, the cash portion of the Acquisition Payment and the Refinancing and to pay fees and expenses in connection with the Transactions (subject to a portion of such proceeds being deposited in a cash collateral account under the sole dominion and control of the Collateral Agent for the First Lien Credit Facilities as provided in Exhibit A to the Commitment Letter).

Maturity	One year from the initial funding date of the Bridge Loans (the “Bridge Loan Maturity Date”).

Rollover

If the Bridge Loans are not repaid in full on or prior to the Bridge Loan Maturity Date, and provided that no Conversion Default (as defined below) has occurred and is continuing, the Bridge Loans shall be automatically converted on the Bridge Loan Maturity Date into second lien senior secured term loans due on the fourth anniversary of the Bridge Loan Maturity Date (the “Second Lien Term Loans”) in an aggregate principal amount equal to the aggregate principal amount of Bridge Loans so converted. The Second Lien Term Loans will have the terms set forth in Exhibit C to this Commitment Letter. Under certain circumstances to be determined by the Arranger, Second Lien Term Loans may be exchanged by the holders thereof for exchange notes (“Exchange Notes”), which will have the terms set forth in Exhibit C to this Commitment Letter. The Exchange Notes will be issued under an indenture that will have the terms set forth in Exhibit C to this Commitment Letter.

“Conversion Default” shall mean (i) any default under the Bridge Loan Documents, (ii) any payment default under the First Lien Credit Facilities or any other material indebtedness, (iii) any “bankruptcy default” (to be defined in the Bridge Loan Documents), or (iv) any default under any Debt Financing Letter.

The Second Lien Term Loans will be governed by the provisions of the Bridge Loan Documents and will have the same terms as the Bridge Loans except as expressly set forth in Exhibit C to this Commitment Letter.

Exhibit B-2

III.	Certain Payment Provisions

Interest

The Bridge Loans will bear interest at a rate per annum equal to the higher of (i) three month LIBOR, adjusted quarterly, and (ii) 1.50%, in either case, plus a spread of 8.50% (the “Rate”). The Rate will increase by (i) 75 basis points upon the 90-day anniversary of the Closing Date, plus (ii) an additional 75 basis points upon each subsequent 90-day anniversary following the initial 90-day anniversary of the Closing Date. Interest on the Bridge Loans (excluding default interest, if any) shall not exceed the Total Cap (as defined below), in each case, without giving effect to any default interest. Interest will be payable quarterly in arrears, on the Bridge Loan Maturity Date and on the date of any prepayment of the Bridge Loans. For amounts outstanding after the Bridge Loan Maturity Date, interest will be payable on demand at the default rate.

“Total Cap” shall have the meaning set forth in the Fee Letter.

	Default Rate	Overdue principal and, to the extent permitted by applicable law, overdue interest and all other overdue amounts under the Second Lien Bridge Loan Facility shall bear interest at 2.00% above the rate applicable to the Bridge Loans and shall be payable in cash on demand.

	Optional Repayment	The Bridge Loans may be repaid, in whole or in part, on a pro rata basis, at the option of the Borrower at any time upon five business days’ prior written notice, at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment.

	Mandatory Repayment	The Borrower will repay the Bridge Loans with the net proceeds from (i) any direct or indirect public offering or private placement of Second Lien Notes or any other issuance or sale of (x) debt securities or equity securities of the Borrower or (y) debt securities of any of their subsidiaries, (ii) the incurrence of any other indebtedness for borrowed money (other than Loans under the First Lien Credit Facilities as in effect on the Closing Date and certain other limited exceptions to be mutually agreed upon) by the Borrower or any of its subsidiaries, (iii) sales of assets outside the ordinary course of business or any issuance or sales of equity of any subsidiary of the Borrower, and (iv) (in each case, with customary exceptions to be mutually agreed upon) the receipt of insurance or condemnation proceeds by the Borrower or any of its subsidiaries (subject, in the case of preceding clauses (iii) and (iv), to the required prior prepayment of any Loans outstanding under the First Lien Credit

Exhibit B-3

Facilities), in each case, at 100% of the principal amount of the Bridge Loans repaid, plus accrued fees and all accrued and unpaid interest and fees to the date of the repayment.

	Change of Control	Each holder of the Bridge Loans will be entitled to require the Borrower, and the Borrower shall offer, to repay the Bridge Loans held by such holder, at a price of 100% of the principal amount thereof, plus all accrued fees and all accrued and unpaid interest to the date of repayment, upon the occurrence of a “change of control” (to be defined in the Bridge Loan Documents in a manner satisfactory to the Arranger).

IV.	Collateral and Guarantees

	Collateral	The Borrower and each Guarantor shall grant valid and perfected second-priority liens and security interests in the Collateral (as defined in Exhibit A). All documentation evidencing the security required pursuant to the immediately preceding sentence shall be in form and substance satisfactory to the Administrative Agent, and shall effectively create second priority security interests in the property purported to be covered thereby, with such exceptions as are acceptable to the Administrative Agent in its reasonable discretion.

	Guarantees	The Guarantors will unconditionally guarantee the obligations of the Borrower in respect of the Bridge Loans (the “Guarantees”). Such Guarantees will be in form and substance satisfactory to the Administrative Agent and the Arranger. All Guarantees shall be guarantees of payment and performance, and not of collection.

	Intercreditor Matters	The priority of the security interests in the Collateral and related creditors rights will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) acceptable to the Arranger and the Administrative Agent. The Intercreditor Agreement will provide, inter alia, for (i) subordination of security interests of the Lenders to the security interests of the lenders under the First Lien Credit Facilities, (ii) “turnover” provisions with respect to Collateral proceeds, (iii) limitations on the voting rights of Lenders with respect to the release of Collateral and the enforcement of remedies with respect to the Collateral, (iv) a waiver of the right of Lenders to challenge any “debtor-in-possession financing” or other credit approved by the lenders under the First Lien Credit Facilities, and (v) standstill provisions relating to the enforcement of remedies by the Lenders with respect to the Collateral.

Exhibit B-4

V.	Other Provisions

Conditions Precedent to Initial Borrowing

Subject to the Certain Funds Provisions, the incurrence of the Bridge Loans under the Second Lien Bridge Loan Facility on the Closing Date will be subject only to the applicable conditions precedent set forth in Section 3 of the Commitment Letter, the following paragraph and Exhibit D to the Commitment Letter.

Subject on the Closing Date to the Certain Funds Provision, delivery of notice of borrowing and accuracy of Specified Merger Agreement Representations and Specified Representations in all material respects, provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to such qualification therein).

	Representations and Warranties	Customary for facilities and transactions of this type (as reasonably determined by the Arranger) (including those specified under the caption “Representations and Warranties” in Exhibit A to this Commitment Letter), with such changes, additions and customary exceptions as are appropriate in connection with the Bridge Loans.

	Covenants	Customary for facilities and transactions of this type (as reasonably determined by the Arranger) (consistent with those specified under the captions “Affirmative Covenants” and “Negative Covenants” in Exhibit A to this Commitment Letter, but also to include a covenant for the Borrower to use its reasonable best efforts to refinance the Bridge Loans), with such changes, additions and customary exceptions as are appropriate in connection with the Bridge Loans and as reasonably required by the Arranger.

	Financial Covenant	A minimum Consolidated Tangible Net Worth of $900.0 million, a maximum Consolidated Tangible Asset Ratio identical to that applicable to the First Lien Credit Facilities and a minimum Cash Requirement of $150.0 million (subject to the conditions and the Permitted Amount provision applicable to the First Lien Credit Facilities; provided, however, from and after the repayment in full of all outstanding First Lien Term Loans (as well as any debt that refinances or replaces outstanding First Lien Term Loans to the extent that such debt is senior to or pari passu with the Bridge Loans), the Permitted Amount shall be fixed at $100.0 million), (i) with the definitions to be those applicable to the First

Exhibit B-5

Lien Credit Facilities, (ii) with accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles in the United States and (iii) which shall be tested in the manner set forth for the First Lien Credit Facilities.

Events of Default; Remedies	Customary for facilities and transactions of this type (as reasonably determined by the Arranger) (in certain cases, subject to customary and appropriate grace and cure periods and materiality thresholds to be mutually agreed upon) (including those specified under the caption “Events of Default” in Exhibit A to this Commitment Letter), with such changes and additions as are appropriate in connection with the Bridge Loans; provided that the cross-default to the First Lien Credit Facilities shall only be to (i) payment, bankruptcy and other specified events of default to be mutually agreed upon and (ii) other events of default under the First Lien Credit Facilities that have not been cured within 90 days.

Voting	Amendments and waivers with respect to the Bridge Loan Documents will require the approval of Lenders holding not less than a majority of the aggregate principal amount of the Bridge Loans, Second Lien Term Loans or Exchange Notes, as the case may be (the “Required Lenders”), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Bridge Loan, Second Lien Term Loan or Exchange Note, as the case may be, or the reduction of the non-redeemability period for any Exchange Note, as applicable, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee (including any prepayment fee) or other amount payable or extensions of any due date thereof, (c) increases in the amount or extensions of the expiration date of any Lender’s commitment or (d) modifications to the assignment provisions of the Bridge Loan Documents that further restrict assignments thereunder and (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages or the pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors or all or substantially all of the Collateral (other than in connection with permitted asset sales) or (c) alterations of (or additions to) the restrictions on the ability of Lenders to exchange Second Lien Term Loans for Exchange Notes, (d) modification of the rights to exchange Second Lien Term Loans into Exchange Notes or (e) assignments by the Borrower of its rights or obligations under the Second Lien Bridge Loan Facility.

Exhibit B-6

Transferability	Each holder of Bridge Loans will be free to (x) sell or transfer all or any part of its Bridge Loans to any third party with the consent of the Administrative Agent (not to be unreasonably withheld) in compliance with applicable law (provided that such holder shall give prompt written notice to the Administrative Agent and the Borrower of any such sale or transfer) and (y) pledge any or all of the Bridge Loans in accordance with applicable law.

Cost and Yield Protection	Each holder of Bridge Loans will receive cost and interest rate protection customary for facilities and transactions of this type (as reasonably determined by the Arranger), including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments), changes in capital requirements, guidelines or policies or their interpretation or application, illegality, change in circumstances, reserves and other provisions deemed necessary by the Arranger to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Expenses	The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Second Lien Bridge Loan Facility and the preparation, negotiation, execution, delivery, filing and administration of the Bridge Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of external counsel and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all out-of-pocket expenses of the Administrative Agent, the Arranger, any other agent appointed in respect of the Second Lien Bridge Loan Facility and the Lenders (including the fees, disbursements and other charges of counsel and consultants) in connection with the enforcement of, or preservation of rights under, the Bridge Loan Documents.

Indemnification	The Bridge Loan Documents will contain customary indemnities (as reasonably determined by the Arranger) for (i) the Arranger, the Administrative Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result of such person’s

Exhibit B-7

gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable ruling).

Governing Law and Forum	State of New York.

Counsel to the Arranger, the Administrative Agent and the Collateral Agent	White & Case LLP.

* * *

Exhibit B-8

EXHIBIT C TO COMMITMENT LETTER

SUMMARY OF TERMS OF SECOND LIEN TERM LOANS

AND EXCHANGE NOTES

Set forth below is a summary of certain of the terms of the Second Lien Term Loans and the Exchange Notes and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit C have the meanings set forth elsewhere in this Commitment Letter.

Second Lien Term Loans

On the Bridge Loan Maturity Date, so long as no Conversion Default has occurred and is continuing, the outstanding Bridge Loans will be converted automatically into Second Lien Term Loans. The Second Lien Term Loans will be governed by the provisions of the Bridge Loan Documents and, except as expressly set forth below, will have the same terms as the Bridge Loans.

Maturity	The Second Lien Term Loans will mature on the fourth anniversary of the Bridge Loan Maturity Date.

Interest Rate

The Second Lien Term Loans will bear interest at a rate per annum (the “Interest Rate”) equal to the Interest Rate Cap.

Overdue principal and, to the extent permitted by applicable law, overdue interest and all other overdue amounts in respect of the Second Lien Term Loans at the then-applicable rate plus 2.0% per annum.

Exhibit C-1

Exchange Notes

At any time on or after the Bridge Loan Maturity Date, upon five or more business days’ prior notice, the Second Lien Term Loans may, at the option of any Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Second Lien Term Loans so exchanged. The Borrower will issue Exchange Notes under an indenture (the “Indenture”). The Borrower will appoint a trustee acceptable to the Lenders.

Maturity Date	The Exchange Notes will mature on the fourth anniversary of the Bridge Loan Maturity Date.

Interest Rate

Each Exchange Note will bear interest at a rate per annum equal to the Interest Rate Cap.

Interest will be payable in arrears on a semi-annual basis. Default interest will be payable on demand.

Overdue principal, and to the extent permitted by applicable law, overdue interest and all other overdue amounts in respect of the Exchange Notes shall bear interest at the then-applicable rate plus 2.0% per annum.

Transferability	If the Second Lien Term Loans are converted to Exchange Notes, the Borrower shall be required to ensure that such Exchange Notes are DTC-eligible.

Optional Redemption

Exchange Notes will be non-callable until the first anniversary of the Bridge Loan Maturity Date. Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to three quarters of the coupon on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the Bridge Loan Maturity Date to zero on the date that is the third anniversary of the Bridge Loan Maturity Date.

Prior to the first anniversary of the Bridge Loan Maturity Date, the Exchange Notes may be redeemed at a make-whole price based on U.S. Treasury notes with a maturity closest to the first anniversary of the Bridge Loan Maturity Date plus 50 basis points. In addition, Prior to the first anniversary of the Bridge Loan Maturity Date, up to 35% of the Exchange Notes may redeemed with proceeds from certain equity offerings (to be defined) at a price equal to par plus the coupon of such Exchange Notes.

Defeasance Provisions	Customary defeasance provisions for offerings and transactions of this type as determined by the Arranger.

Modification	Customary modification provisions for offerings and transaction of this type as determined by the Arranger.

Exhibit C-2

Change of Control	The Borrower will be required to repurchase the Exchange Notes following the occurrence of a “change of control” (to be defined in a manner satisfactory to the Arranger) at 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Registration Rights	Within 90 days after the Bridge Loan Maturity Date, the Borrower shall file a shelf registration statement with the Securities and Exchange Commission and the Borrower shall use its reasonable best efforts to cause such shelf registration statement to be declared effective within 90 days of such filing and to keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for as long as it is required by the holders to resell the Exchange Notes. Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Borrower shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.0% per annum. For the avoidance of doubt, the amount of liquidated damages payable hereunder is in addition (and not otherwise subject) to any other interest rate caps or limitations contained in any Debt Financing Letter or otherwise.

Covenants	The Indenture will include covenants similar to those contained in indentures governing publicly traded high yield debt securities, as determined by the Arranger.

Financial Covenant	A minimum Consolidated Tangible Net Worth of $900.0 million, a maximum Consolidated Tangible Asset Ratio identical to that applicable to the First Lien Credit Facilities and a minimum Cash Requirement of $150.0 million (subject to the conditions and the Permitted Amount applicable to the First Lien Credit Facilities; provided, however, from and after the repayment in full of all outstanding First Lien Term Loans (as well as any debt that refinances or replaces outstanding First Lien Term Loans to the extent that such debt is senior to or

Exhibit C-3

pari passu with the Exchange Notes), the Permitted Amount shall be fixed at $100.0 million), (i) with the definitions and applicable levels and ratios to be mutually agreed upon (ii) with accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles in the United States and (iii) which shall be tested in the manner set forth in the First Lien Credit Facilities.

Events of Default	The Indenture will provide for events of default similar to those contained in indentures governing publicly traded high yield debt securities, as reasonably determined by the Arranger.

* * *

Exhibit C-4

EXHIBIT D TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit D have the meanings assigned to them elsewhere in this Commitment Letter. For purposes of this Exhibit D, references to “we”, “us” or “our” means Jefferies Finance, Jefco and their respective affiliates.

GENERAL CONDITIONS

1. Concurrent Financings. The Acquiror Business and the Target Business shall have at least $242.0 million of unrestricted and available cash on their combined balance sheet, and such cash, together with the proceeds on the Closing Date from the Debt Financing and at least $55.0 million from the Equity Financing, shall be sufficient to pay the cash portion of the Acquisition Payment and the Refinancing and all fees, commissions and expenses related to the Transactions. Holdco shall have sufficient authorized shares of its common stock to make the remaining portion of the Acquisition Payment. The Definitive Debt Documents shall be prepared by our counsel, shall be consistent with this Commitment Letter and Exhibit A and this Exhibit B thereto, shall have been executed and delivered by the Borrower and the Guarantors to the Administrative Agent and otherwise shall be in form and substance reasonably satisfactory to us. With respect to the First Lien Credit Facilities, the Collateral Agent, for the benefit of the Lenders under the First Lien Credit Facilities, shall have been granted perfected first priority security interests in all assets of the Credit Parties to the extent described in Exhibit A to this Commitment Letter under the caption “Collateral”; provided that this condition is subject to the Certain Funds Provisions.

2. Transactions. The Transactions (including the Acquisition, the Refinancing, the Reorganization and the Equity Financing) shall have been consummated or will be consummated concurrently with or (except for the Reorganization) immediately following the borrowing of the First Lien Term Loans and the Bridge Loans (or the issuance of the Second Lien Notes in lieu of the Bridge Loans), the making of the Acquisition Payment and the application of at least $242.0 million of the combined cash of the Acquiror Business and the Target Business in accordance with the applicable documentation therefor. The executed agreement and plan of merger, dated as of the date hereof, among you, GA-GTCO, LLC and the Target (together with the annexes, schedules, exhibits and attachments thereto, the “Agreement and Plan of Merger”) shall not have been amended, modified or waived, and neither you nor the Borrower (nor any of your or their respective affiliates) shall have consented to any action thereunder or pursuant thereto which would require the consent of you or the Borrower (or that of your or its applicable affiliate) under the Agreement and Plan of Merger, in each case in any manner materially adverse to the interest of the Lenders and the Arranger in their respective capacities as such without the consent of the Arranger (it being understood and agreed that any (1) decrease in the consideration paid of 10% or more shall be deemed to be materially adverse to the interests of the Lenders and the Arranger, (2) decrease in the consideration paid of less than 10% shall be deemed not to be materially adverse to the interest of the Lenders and the Arranger so long as such decrease is allocated to reduce the Facilities (or the Second Lien Notes in lieu of the Second Lien Bridge Loan Facility) on a dollar-for-dollar basis (and with the allocation of such decrease to be determined by the Arranger), (3) change to the definition of “Company Material Adverse Effect” or any similar definition shall be deemed to be adverse to the interest of the Lenders and the Arranger and (4) any material modifications to any of the provisions relating to the Administrative Agent’s, the Collateral Agent’s, the Arranger’s or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Agreement and Plan of Merger shall be deemed to be materially adverse to the interest of the Lenders and the Arranger).

Exhibit D-1

3. Refinancing of Existing Debt. Concurrently with the consummation of the Acquisition (or, in the case of the Convertible Notes, after the Closing Date to the extent not purchased on such date), the Refinancing of (A) the Credit Agreement, dated as of June 29, 2011, among Knight Capital Group, Inc., US Bank N.A. and JP Morgan Chase, N.A., as amended by First Amendment to Credit Agreement, dated as of August 28, 2012, among Knight Capital Group, Inc., the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as further amended by Second Amendment to Credit Agreement, dated as of December 5, 2012, among Knight Capital Group, Inc., the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., (B) the Amended and Restated Credit Agreement among Knight Execution & Clearing Services LLC, Knight Capital Americas, L.P., Knight Capital Group, Inc., US Bank N.A., Bank of America, N.A., Bank of Montreal and JPMorgan Chase Bank, N.A., as amended by First Amendment to Amended and Restated Credit Agreement, dated as of August 28, 2012, among Knight Capital Group, Knight Capital Americas LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as further amended by Second Amendment to Amended and Restated Credit Agreement, dated as of December 5, 2012, among Knight Capital Group, Knight Capital Americas LLC, the lenders party there to and JPMorgan Chase Bank, N.A., (C) the Loan Agreement, dated as of June 30 2011, by and between GETCO Holding Company, LLC and Fifth Third Bank, as amended by Amendment No. 1 to Loan Agreement, dated as of March 30, 2012, by and between GETCO Holding Company, LLC and Fifth Third Bank, (D) the 5.95% Senior Notes due October 15, 2018 of GETCO Holding Company, LLC issued pursuant to that certain Note Purchase Agreement, dated October 25. 2011, to the extent permitted under such Note Purchase Agreement or tendered by the purchasers, (E) the Convertible Notes, and (F) certain other notes and other debt of the Target Business and the Acquiror Business to be mutually agreed upon, shall have been consummated, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released.

4. Financial Information; Financial Performance. We shall have received (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target Business and the Acquiror Business for the last three full fiscal years ended at least 90 days prior to the Closing Date, (B) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target Business and of the Acquiror Business for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (and the corresponding period for the prior fiscal year), (C) a pro forma consolidated balance sheet and related pro forma consolidated statement of income (but not a pro forma statement of cash flows) of the Borrower (after giving effect to the Acquisition and the other Transactions) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Acquisition and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income); and (D) satisfactory projections (including the assumptions on which such projections are based) for the Company for fiscal years 2013 through and including 2018; provided that each such pro forma financial statement shall be prepared in good faith by the Borrower (it being understood that (x) financial statements for the three fiscal years ended December 31, 2012 and for the nine-month periods ended September 30, 2012 and 2011, in each case for the Target Business and the Acquiror Business and (y) the foregoing projections have been received by the Arranger and Lenders and are satisfactory for purposes of this condition).

5. Performance of Obligations. All fees required to be paid pursuant to the Fee Letter and all reasonable and documented out-of-pocket costs, fees and expenses (including reasonable legal fees and expenses) and other compensation and amounts contemplated by the Debt Financing Letters or otherwise payable to us, the Lenders or any of our or their respective affiliates, shall have been paid to the extent due to the extent invoiced at least two business days prior to the Closing Date. You shall have

Exhibit D-2

complied with all of your other covenants, agreements and obligations under the Debt Financing Letters with respect to any “market-flex” or “securities demand” provisions, and the Debt Financing Letters shall be in full force and effect.

6. Customary Closing Documents. All customary closing documents required to be delivered under the Definitive Debt Documents, including lien, litigation and tax searches, certificates of insurance and customary legal opinions, corporate records and documents from public officials and officers’ certificates shall have been delivered, and the foregoing shall be in form and substance reasonably satisfactory to the Arranger. Without limiting the foregoing, you shall have delivered (a) at least three (3) business days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing at least five (5) business days prior to the Closing Date and (b) a certificate from the chief financial officer of the Borrower in a customary form reasonably satisfactory to the Arranger certifying that the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions are solvent.

7. Prior Marketing. With respect to the Second Lien Bridge Loan Facility, (a) you shall have delivered to us and Jefco a complete preliminary confidential offering memorandum (other than a “description of notes” and a “plan of distribution”) relating to the issuance of the Second Lien Notes (the “Preliminary Offering Memorandum”), containing all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (each of which shall have undergone a SAS 100 review) and all appropriate pro forma financial statements) prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States, in each case to the extent customarily included in an offering memorandum for the offering of high yield debt securities under Rule 144A (which shall not include subsidiary financial statements that would be required under Rules 3-09, 3-10 or 3-16 of Regulation S-X or any compensation disclosure or analysis) (collectively, the “Required Information”) and (b) Jefco shall have been offered a period of not less than fifteen (15) consecutive business days after delivery of such complete printed Preliminary Offering Memorandum to seek to place the Second Lien Notes (such period, the “Required Marketing Period”), which shall include the reasonable and customary participation of senior management and representatives of you and the Target in the road show in respect of the Second Lien Notes; provided, however, such Required Marketing Period shall not commence prior to January 3, 2013.

Notwithstanding the foregoing, the Required Marketing Period shall be deemed not to have commenced, if prior to the completion of such fifteen (15) consecutive day period, (A) the Acquiror Business’ or Target Business’ auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Preliminary Offering Memorandum, (B) the financial statements included in the Preliminary Offering Memorandum would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such fifteen (15) consecutive day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such fifteen (15) consecutive day period, in which case the Required Marketing Period shall not be deemed to commence until the receipt of updated financial information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new fifteen (15) consecutive day period, and (C) the Acquiror Business or the Target Business shall have publicly announced any intention to restate any material financial information included in the Preliminary Offering Memorandum or that any such restatement is under consideration, in which case the Required Marketing Period shall be deemed not to commence unless and until such restatement has been completed or the Company has determined that no restatement shall be required.

Exhibit D-3

(b) With respect to the First Lien Credit Facilities, the Arranger shall have had a period of not less than fifteen (15) consecutive business days after completion of a satisfactory Confidential Information Memorandum with respect to the First Lien Credit Facilities to market and syndicate the First Lien Credit Facilities (such period, the “Required Bank Marketing Period”); provided, however, such Required Bank Marketing Period shall not commence prior to January 3, 2013.

8. Comfort Letter. With respect to the Second Lien Bridge Loan Facility, the independent accountants that have audited the financial statements contained in the Preliminary Offering Memorandum shall have made available and have delivered to us and Jefco, (i) no later than the commencement of the road show relating the Second Lien Notes, in a form they are prepared to execute, a draft, reasonably acceptable to us, of a customary comfort letter prepared in accordance with the requirements of SAS 72 covering the applicable financial statements and other data included and incorporated by reference in the confidential offering memorandum (the “Comfort Letter”), (ii) if any Second Lien Notes are to be issued on or prior to the Closing Date, on the date of pricing of such Second Lien Notes, an executed copy of the Comfort Letter, and (iii) the date of consummation of the issuance of the Notes Offering, a customary “bring down” comfort letter satisfactory to us in our reasonable discretion

9. Notes Offering/Bridge Loans. With respect to the First Lien Credit Facilities, the Borrower shall have received not less than $550.0 million in gross cash proceeds from either (a) the issuance of the Second Lien Notes in a Rule 144A placement to one or more holders satisfactory to the Arranger or (b) the borrowings under the Second Lien Bridge Loan Facility.

Exhibit D-4